Item 77C

SCUDDER CASH INVESTMENT TRUST

The Proxy Statement on Schedule 14A for Scudder Cash Investment Trust (File No. 811-2613), is incorporated by reference to the Definitive Proxy Statement for such fund filed with the Securities and Exchange Commission on February 22, 2002.